EXHIBIT 5.1

January 23, 2003

Borland Software Corporation
100 Enterprise Way
Scotts Valley, California 95066-3249

Re:    Borland Software Corporation.

Dear Ladies and Gentleman:

You have requested our opinion with respect to certain matters in connection with the filing by Borland Software Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 5,073,299 shares of the Company’s common stock, $.01 par value (the “Shares”), issuable upon exercise of options originally granted by (i) Starbase Corporation, a wholly-owned subsidiary of the Company, under the Starbase Corporation 2001 Stock Plan, Starbase Corporation 1996 Stock Option Plan, Starbase Corporation NSO Stock Option Program, Premia Corporation 1998 Stock Option Plan and Technology Builders, Inc. Amended and Restated Stock Option and Stock Incentive Plan (collectively, the “Starbase Plans”) which have been assumed by the Company pursuant to an Agreement and Plan of Merger, dated as of October 8, 2002 by and among the Company, Starbase and certain other parties thereto (the “Starbase Merger Agreement”) and (ii) TogetherSoft Corporation, a wholly-owned subsidiary of the Company, under the TogetherSoft Corporation 2000 Stock Plan, the TogetherSoft Corporation 2001 California Stock Plan, the TogetherSoft Corporation 2001 Non-U.S. Stock Plan and the TogetherSoft Corporation 2001 Officer Stock Plan (collectively, the “TogetherSoft Plans”) which were assumed by the Company, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 29, 2002, by and among the Company, TogetherSoft and certain other parties thereto and the Borland Software Corporation 2003 Supplemental Stock Option Plan (the “Borland Plan” and together with the Starbase Plans and the TogetherSoft Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Plans and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ SUZANNE SAWOCHKA HOOPER

Suzanne Sawochka Hooper